Exhibit 19.1

KAISER ALUMINUM CORPORATION

Securities Trading Policy

1.
General Policy

It is the policy of Kaiser Aluminum Corporation (the “Company”) to comply with all applicable federal and state securities laws, including those relating to buying or selling stock or other securities of the Company. In the course of conducting the Company’s business, directors, employees, agents or independent contractors may become aware of material, nonpublic information regarding the Company or its subsidiaries or other companies with which the Company does business (this so-called “inside information” is defined in Section 2 below).

Directors, employees, agents or independent contractors of the Company and members of their immediate families may not buy or sell Company securities, or securities of any other publicly‑held company, while in possession of inside information obtained during the course of employment or other involvement with the Company’s business, even if the decision to buy or sell is not based upon the inside information.

In addition, entities such as trusts or foundations over which a director, employee, agent or independent contractor of the Company has control may not buy or sell Company securities, or securities of any other publicly-held company, while the director, employee, agent or independent contractor is in possession of such inside information. If you, as a director, employee or agent of the Company, have inside information, you may not disclose that information to others, even to family members or other employees, agents or independent contractors, except to (a) directors of the Company or (b) employees, agents or independent contractors who require the inside information in order to perform their job or other responsibilities on behalf of the Company.

This policy will continue to apply to any director, employee, agent or independent contractor whose relationship with the Company terminates as long as the individual possesses inside information.

2.
Definitions
a.
Inside Information. Information that is both material and nonpublic (as these terms are defined and discussed below) is “inside information.” For purposes of this policy, inside information includes any material, nonpublic information about the Company or its subsidiaries. It also includes material, nonpublic information about other publicly-held companies that is obtained in the course of employment or other involvement with the Company’s business.
b.
Material. In general, information is “material” if there is a substantial likelihood that its disclosure to the public: would affect an investor’s decision to purchase, sell or hold the securities of the company in question; would significantly affect

Rev 04/2023

the total mix of information regarding the company in question that is available to the public; or would likely affect the market price of any securities of the company in question. If you learn of nonpublic information about the Company or another company that might be important to an investor, the information is probably material.

A non-exhaustive list of examples of potential material information is set forth in Annex A. Material information may include, but is not limited to, matters regarding a company’s business, financial condition, results of operations, strategic plans, significant acquisitions, dispositions, financings or other transactions, or other important events that could affect the market price of a company’s securities.

c.
Nonpublic. Nonpublic information is company-related information that has not been released through an official news release or other official public announcement, which may include a filing made with the Securities and Exchange Commission (the “SEC”) or certain postings to the Company’s website. Information does not become “public” information merely because it is the subject of rumors or unofficial statements. Information generally should not be regarded as “public” for at least two business days after it has been published by a national news medium or has otherwise become publicly available through an official news release or other official public announcement.
3.
Summary of Federal Securities Law Requirements

The federal securities laws generally impose criminal and civil penalties on persons who (a) buy or sell a company’s stock, or other securities, including options and other derivative arrangements with respect to such securities, while in possession of inside information, regardless of whether or not it was actually used in deciding to buy or sell the securities, or (b) disclose inside information to another person who then trades in the company’s securities.

In addition, penalties can be imposed on a company that, through its managers or supervisors:

a.
knew or recklessly disregarded the fact that an employee or other person associated with the company was likely to engage in insider trading violations; and
b.
failed to take appropriate actions to prevent the violation.
4.
Unauthorized Disclosure

All directors, employees, agents and independent contractors must maintain the strict confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until publicly disclosed by the Company. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances. Similarly, you must maintain the strict confidentiality of inside information about another company that you learn in the course of working for the Company or its subsidiaries. This includes but is not limited to inside information about a company with which the Company or its subsidiaries does business, including current or prospective customers, suppliers and other business partners. Inside information of our business partners, our competitors or our industry should be treated with the same care required with respect to information related directly to the Company or its subsidiaries. If you receive inquiries from the news media, investors, securities analysts or others for information regarding the Company or its subsidiaries or another company with which the Company or its subsidiaries does business, you should make no comment other than to refer the inquiring party to the Company’s General Counsel, Chief Financial Officer or Treasurer.

5.
No Circumvention

No circumvention of this policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when such individual is involved in the illegal trading of securities.

6.
Penalties

The potential penalties for illegal trading of securities are severe and may include a jail term of up to 20 years, a fine of $5,000,000 and a civil penalty of up to three times the profit gained or loss avoided. In addition to possible criminal and civil penalties, any employee knowingly violating this policy will be subject to discipline up to and including termination for cause and the forfeiture of incentive compensation awards.

7.
No Hedging

Hedging transactions permit the owner of a security to continue to own the security without being exposed to the full risks and rewards of ownership. If a director, employee or agent of the Company or one of its subsidiaries were to engage in hedging transactions with respect to Company stock, the director, employee, agent or independent contractor may no longer have the same objectives as the Company's other stockholders. Consistent with the Company’s general objective of aligning the interests of directors, employees, agents and independent contractors of the Company and its subsidiaries with the interests of holders of Company securities, all directors, employees, agents and independent contractors of the Company and its subsidiaries are prohibited from engaging in hedging transactions with respect to Company securities, including entering into short sales, options, puts, calls and other derivative instruments such as swaps, forwards, collars and futures.

8.
Procedures for Designated Personnel

The general policies stated above apply to all directors, employees, agents and independent contractors of the Company and its subsidiaries. In order to facilitate compliance with this policy, the Board of Directors of the Company has adopted the additional procedures set forth in this Section 8, which apply to directors and executive officers of the Company, the additional persons identified by name, title or function on Annex B, their immediate family members and others with whom they reside, and trusts, partnerships or other entities affiliated with any of them (collectively, “Designated Personnel”). (If you are a director, executive officer or other person identified on Annex B, it is your responsibility to inform your immediate family members and others with whom you reside and any entity with whom you are or a member of your household are affiliated of these policies and procedures.) The Company has determined that these Designated Personnel are likely to have access to inside information by virtue of their position with the Company or its subsidiaries. These procedures apply regardless of the dollar amount of the trade or the source of the inside information. Any questions regarding the applicability of this policy to a specific situation should be referred to the Company’s General Counsel.

a.
Margin Accounts, Pledging and Share Lending Prohibited

Consistent with the Company’s philosophy to encourage long-term investments by employees, Designated Personnel are prohibited from buying Company securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the Company, which are typically referred to as “cashless exercises”) or holding such securities in a margin account. Designated Personnel are also prohibited from pledging the Company’s securities as collateral for a loan or any other obligations, or entering into certain share lending programs whereby a broker or other third-party borrows Company securities from a Designated Personnel in exchange for a fee paid to the Designated Personnel.

b.
Pre-Trading Clearance

The following procedures must be followed by all Designated Personnel:

Before engaging in any transaction involving Company securities (other than the exercise of an option to purchase Company stock directly from the Company), or the securities of any other company that a Designated Personnel knows information about by virtue of his or her employment at the Company, such Designated Personnel should first submit the Pre-Trading Clearance and Certification form attached as Annex C and obtain approval for the proposed transaction from the Company’s General Counsel. The delivery of an unconfirmed fax, voicemail message or e-mail message is not sufficient to pre-clear a transaction. The form should be submitted at least two business days in advance of the proposed transaction.

Before exercising any option to purchase Company stock directly from the Company, a Designated Personnel should notify the Company’s General Counsel in writing of his or her intent to do so at least two business days in advance of the proposed exercise. If a Designated Personnel intends to engage in a same-day sale or cashless exercise in connection with the exercise of options to purchase Company stock, such Designated Personnel must comply with the pre-trading clearance policy describe herein before engaging in sale transactions of this type.

c.
Window Periods

To avoid any appearance of impropriety, the Company has established four “window periods” annually during which Designated Personnel not in possession of inside information may be permitted to trade in Company securities after obtaining approval as required by Section 8(b). Designated Personnel may not purchase or sell stock or other securities of the Company outside of a window period. Even during a window period, Designated Personnel may not initiate a trade in Company stock if they are aware of material nonpublic information about the Company.

A window period commences on the third trading day following the official, public release of quarterly or year-end financial results, and continues for a period of 45 calendar days.

d.
Trading Bans; Plan-Related Blackout Periods

From time to time, the Company may prohibit trading during a window period due to the existence of material information that has not yet been publicly disclosed. In these situations, the Company’s General Counsel will notify particular individuals that they should not engage in trading of Company securities and may also instruct that they should not disclose to others the fact that the trading ban has been imposed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Company’s General Counsel notifies the individual that the ban has been lifted.

The Company’s directors and executive officers and immediate family members sharing the same household (including parents, children, siblings, and in-laws) generally are prohibited by law from purchasing, selling or otherwise acquiring or transferring any equity security of that Company that the director or executive officer acquired (or is acquiring) in connection with his or her service or employment as a director or executive officer during specified “blackout periods” relating to certain retirement plans maintained by that company. The Company will provide advance notice to its directors and executive officers of any such blackout period with respect to a retirement plan maintained by the Company, setting forth the specific requirements necessary to assure compliance with this prohibition.

e.
Special Circumstances

There are no exceptions under Federal Securities Laws for emergency, hardship or other special circumstances. However, exceptions to Sections 8(c) and 8(d)

may be permitted upon prior authorization by the Company, in its sole discretion, which shall be communicated by the Company’s General Counsel following a determination that the person seeking to trade does not, in fact, possess Inside Information.

* * * * *

Please contact the Company’s General Counsel if you have any questions concerning this policy.

ANNEX A

Examples of Types of Material Information

The following list sets forth examples of types of information that may be material and, consequently, “insider information,” if not yet available to the public:

➣
Projected monthly, quarterly or annual financial information;
➣
Proposed mergers, acquisitions or divestitures;
➣
Purchases or sales of significant assets;
➣
Entry into, termination or expiration of significant contracts;
➣
Formation or dissolution of significant partnerships, joint ventures or strategic alliances;
➣
Proposed financing transactions;
➣
Matters affecting or likely to affect the Company’s sales, expenses or other results of operations;
➣
Changes in liquidity or capital resources;
➣
Proposed stock or debt offerings by the Company;
➣
Proposed dividends, stock splits or stock repurchase programs;
➣
The existence and status of any significant threatened or pending litigation;
➣
Significant regulatory proceedings and governmental investigations;
➣
Awareness that management’s expectations regarding performance differ significantly from analysts’ expectations; and
➣
The possible or actual resignation, removal or termination of a director or executive officer of the Company.

The above items are only examples of information that may be material. Other information may also be material. When in doubt, please contact the Company’s General Counsel.

ANNEX B

Additional Designated Personnel

Treasurer, Controller and any employee assigned to the Company’s finance, accounting or auditing departments

Plant managers

Participants of the Company’s long-term incentive plan

Directors and executive officers of all subsidiaries of the Company

Secretaries and assistants to any Designated Personnel

ANNEX c

KAISER ALUMINUM CORPORATION

Pre-Trading Clearance and Certification Form

I desire to make a trade in securities of Kaiser Aluminum Corporation (the “Company”) or another company with which the Company does business as follows (describe proposed trade):

I hereby certify that I have read the Company’s Securities Trading Policy, and I am not now in possession of any material, nonpublic information (i.e., inside information) concerning the Company or any other company whose securities I intend to trade. I further certify that I have not engaged in any unreported trading activity involving securities of the Company within the last six months, other than that which I have not been required to report. I agree to execute this transaction within five business days of approval. I understand that I must resubmit this form if the transaction does not take place within that time and I still wish to make a trade of the Company’s securities.

Date Signature/Certification

Name (print legibly)

Title/Position

The above transaction is: ٱ Approved if made within five business days of the following date:

ٱ Not Approved

Signature of Executive Vice President, Chief

Administrative Officer and General Counsel